SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM S - 1

                            AMENDMENT TO FORM S - 3
                             REGISTRATION STATEMENT

                                      Under
                           The Securities Act of 1933


                      Interactive Technologies Corp., Inc.
             (Exact name of registrant as specified in its charter)


                  Wyoming                                     98-0120805
         State of Incorporation (I.R.S. Employer Identification Number)


                                   0000883041
            (Primary Standard Industrial Classification Code Number)


        102 South Harbor City Blvd., Melbourne, Fl. 32901; (407) 953-4811 (Address, including zip code, and telephone number, including area code, of Registrant's Principal Executive Offices)

                  Perry Douglas West, Chief Executive Officer
                      Interactive Technologies Corp., Inc.
        102 South Harbor City Blvd., Melbourne, Fl. 32901; (407) 953-4811


APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
Title of                           Proposed       Proposed
Securities            Amount        Maximum        Maximum            Amount of
to be                  to be    Offering Price    Aggregate         Registration
Registered          Registered   Per Share (1) Offering Price (1)       Fee
--------------------------------------------------------------------------------
Common Stock         650,000(1)(2)   $1.50        $975,000            $295.45

--------------------------------------------------------------------------------

(1) Includes 50,000 shares underlying options to purchase common stock at $.50 per share.

(2) All shares offered are issued and outstanding shares of the registrant owned by Steven Campus and Studiolink Corporation.

                             CROSS REFERENCE SHEET

                                     PART I

A.  INFORMATION REQUIRED IN PROSPECTUS

ITEM 1.  Forepart of Registration
         Statement and Outside Front
         Cover Page of Prospectus................Forepart and Outside Cover Page

ITEM 2.  Inside Front and Outside
         Back Cover Pages of Prospectus............Inside Front and Outside Back

ITEM 3.  Summary Information.............................................Summary
         Risk Factors...............................................Risk Factors
         Ratio of Earnings to Fixed Charges.......................Not Applicable

ITEM 4.  Use of Proceeds..........................................Not Applicable

ITEM 5.  Determination of Offering Price..........................Not Applicable

ITEM 6.  Dillution................................................Not Applicable

ITEM 7.  Selling Security Holders.......................Selling Security Holders

ITEM 8.  Plan of Distribution.....................................Not Applicable

ITEM 9.  Description of Securities to Be Registered...............Not Applicable

ITEM 10. Interests of Named Experts and Counsel..............Experts and Counsel

ITEM 11. Information with Respect to Registrant...................The Registrant

ITEM 12. Disclosure of Commission Position
         on Indemnification for Securities
         Act Liabilities..........................................Not Applicable


                                     PART II

                  INFORMATION NOT REQUIRED TO BE IN PROSPECTUS


ITEM 13. Other Expenses of Issuance and Distribution

ITEM 14. Indemnification of Directors and Officers

ITEM 15. Recent Sales of Unregistered Securities

ITEM 16. Exhibits and Financial Statement Schedules

ITEM 17. Undertakings

PROSPECTUS
--------------------------------------------------------------------------------
                      Interactive Technologies Corp., Inc.

                         650,000 Shares Common Stock

--------------------------------------------------------------------------------


     This Prospectus pertains to the sale by Steven Campus and Studiolink Corporation ("Selling Shareholders") of 650,000 shares of issued and outstanding $.01 par value common stock of Interactive Technologies Corp., Inc. ("ITC"), a Wyoming corporation.

         See "Risk Factors" for a discussion of certain material factors which should be considered in connection with an investment in the Securities.
                                ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ----------------

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

The date of this Prospectus is September 19, 1997.

                              AVAILABLE INFORMATION

ITC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by ITC under the Exchange Act can be inspected and copied, at the prescribed rates, at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N. W., Washington, D.C. 20549, and at certain of its regional offices. The Commission maintains a web site on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including ITC, that file electronically.

Where any document or part thereof is incorporated by reference in this Prospectus but not delivered herewith, ITC shall provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Any such requests and inquiries may be made to Interactive Technologies Corp., Inc., (407) 953-4811, Attn: Chief Executive Officer.




                                TABLE OF CONTENTS
                                                                           Page
Summary Information.....................................................    1
Risk Factors............................................................    2
Management's Discussion and Analysis....................................    4
Selected Pro Forma Financial Data.......................................    6-7
The Registrant..........................................................    8
Management Information..................................................    14
Voting Securities and Principal Holders Thereof.........................    16
Interests of Experts and Counsel........................................    17
Certain Legal Matters...................................................    17
Experts.................................................................    17
Transfer Agent..........................................................    17
Indemnification for Securities Act  Liabilities.........................    17
Delaying Amendment......................................................    17

SIGNATURES..............................................................    18

                               SUMMARY INFORMATION

The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements appearing elsewhere, or incorporated by reference, in this Prospectus. The Securities offered hereby involve a high degree of risk. Investors should carefully consider the information set forth under the heading "Risk Factors".

Principal Offices.   Interactive Technologies Corp., Inc.
                     102 South Harbor City Blvd.
                     Melbourne, FL  32901
                     Tele:  (407) 953-4811

Business of ITC.     Interactive   Technologies  Corp.,  Inc.  ("ITC")  develops
                     and produces interactive television and interactive digital
                     media  programming  for   distribution  via cable,  and  by
                     broadcast and direct satellite television.  ITC's principal
                     interactive    programming     product    is Rebate TVTM, a
                     television     programing product        which incorporates
                     interactive media and computer data management which allows retail vendors to advertise on television and which  allows
                     the     consumer    to   receive a cash rebate through ITC.
                     Additionally, ITC   has   begun   pursuing opportunities in
                     Interactive   Video   and   Data Services  ("IVDS"),  a new
                     communications industry, initially licensed by the  Federal
                     Communications Commission in 1993, with the majority of the
                     licenses being offered  in July  1994.   No  IVDS  services
                     are currently being offered. (See "THE REGISTRANT-Principal
                     Products or Services and their Markets".)

Market Value
of Securities.       The following  sets forth  the market  value  of ITC (on an historical and equivalent per share basis) as of May 8, 1997,the date preceding the date of the public announcement of the proposed transaction:

                                                  ITC (1)
                                              High     Lo
        May 8, 1997                          1 9/16   1 3/8
        Quarter ended February 28, 1997      1 1/2    1 1/8
        Quarter ended November 30, 1996      4        1 1/4
        Quarter ended August 31, 1996        5 1/4    4 1/4
        Quarter ended May 31, 1996           5        4 7/8
        Quarter ended March 29, 1996         4 3/4    3 7/8
        Quarter ended December 29, 1995      4        2 1/2

                     (1) Beginning April 30, 1996, the ITC Common Stock has been traded on the National Association of Securities Dealers Automated Quotation System (NASDAQ) SmallCap Market under the Symbol "ITNL". Prior to being traded on the NASDAQ exchange the ITC Common Stock were traded in the "over-the-Counter" or "Bulletin Board" market. Prior to the quarter ended December 29, 1995, to the best of ITC's knowledge, no trading occurred in the ITC Common Stock.

                                          HISTORICAL
                                             ITC

Book Value - Fiscal Year 5/31/96            $ 0.35
Book Value - Fiscal Year 2/28/96
Book Value - Nine Months Ended
             February 28, 1997              $ 0.30

Earnings (Loss) per Share:
Fiscal year ended 5/31/96
       Primary                              ($ 0.05)
       Fully Diluted                        ($ 0.05)
Fiscal year ended 2/28/96
       Primary
       Fully Diluted
Nine months ended 2/28/97
       Primary                              ($ 0.13)
       Fully Diluted                        ($ 0.13)

                           (See  Exhibits  for   explanation  of  principals  of
                           consolidation, earnings per share and computation of primary and fully diluted shares outstanding)

Voting and
Affiliate                  Votes.   Directors,   executive  officers  and  their
                           affiliates of ITC control approximately 49% of the issued and outstanding shares of ITC's Common Stock.


                                  RISK FACTORS

Securities of ITC, as described in this Prospectus, involves a high degree of risk. Prospective investors should consider carefully the following risk factors, in addition to the other information contained in this Prospectus.

ITC - Negative Cash Flow and Operating Losses
---------------------------------------------

ITC has had a net loss from operations from inception. ITC does not anticipate that it will generate income from operations during its fiscal year ended May 31, 1998.

Limited History of Operations - General
---------------------------------------

ITC'S continued operations are subject to all of the risks inherent in the operation of a new business enterprise. Prospective investors, therefore, have limited historical financial information about ITC upon which to base an evaluation of such companies' performance. The likelihood of the success of ITC must be considered in the light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business and the competitive environments in which ITC operate. Consequently, there can be no assurance that the operations of ITC will be successful in the future.

In light of the limited operating history of ITC, it's history of significant operating losses and expectation that they will continue to incur significant expenses and operating losses for the foreseeable future, there can be no assurance that ITC will be able to implement its growth strategy, or achieve or sustain profitability.

Limited History of Operations - ITC.
------------------------------------

     Rebate TVTM. Rebate TVTM is a relatively new product that has not yet become widely utilized. ITC has completed its beta test (April 15, 1996 to December 31, 1996); and is currently in pre-production for Rebate. There is no assurance that Rebate TVTM will result in revenue or profit to ITC.

     IVDS Services. IVDS is a new communications industry licensed by the FCC for the first time in 1993. ITC acquired its licenses in the July 1994 auction, subject to, among other things, payment of a licensing fee. As of August 1, 1997, the balance of the licensing fees owed to the FCC was $540,000. There is no performance data on the industry or markets which it intends to serve. No IVDS services are being offered presently by ITC. There is no assurance that the proposed IVDS services will result in revenue or profit to ITC.

Significant Future Capital Requirements
---------------------------------------

     The development of the businesses of ITC, and the development, sales and delivery of their products and services require significant expenditures, a substantial portion of which are made before any revenues may be realized.
Certain of the expenditures, including marketing, sales and general and administrative costs, will be expensed as incurred, while certain other expenditures, including product design, network design and costs to obtain legal and regulatory approval, are deferred until the applicable network or product is installed and operational. ITC will continue to incur significant expenditures in connection with the construction, acquisition, development and expansion of it's products, services and customer base.

     ITC expect to fund additional capital requirements through additional equity and debt offerings, secured credit facilities, and internally generated funds, as appropriate. There can be no assurance, however, that ITC will be successful in generating sufficient cash flow or in raising sufficient capital on terms that it will consider acceptable, or at all.

Competition - ITC.
------------------

     ITC is unaware of any direct competition with Rebate TVTM. However, there are other companies in the interactive television industry that have announced that they will provide programming to the interactive television marketplace. Many of these companies will be better capitalized than ITC and will be better positioned to take to take advantage of this emerging market. There is no assurance that ITC will secure a competitive position in such market or that its activities will result in profit to ITC.

Dependence upon Key Management
------------------------------

     ITC is dependent on its present officers and key employees with respect to its current business and growth strategy. (See "MANAGEMENT INFORMATION - Directors and Executive Officers".) Should one or more of them cease to be affiliated with ITC before acceptable replacements are found, there could be a material adverse effect on ITC's business and prospects, and no assurance can be given that suitable replacements could be hired, if at all, except at substantial additional cost to ITC. As a result, ITC may be subject to the effect of possible conflicts of interest arising from the relationship of such persons in connection with the pursuit of business opportunities. There can be no assurance that any such conflict will be resolved in favor of ITC.

Expansion Risk
--------------

     ITC expects to experience a period of rapid expansion. The operating complexity of ITC, as well as the level of responsibility for management personnel, are expected to increase as a result of such expansion. ITC's ability to manage such growth effectively will require it to continue to expand and improve its operational and financial systems and to expand, train and manage their employee base.

Rapid Technological Changes
---------------------------

     The telecommunications and air purification industries are subject to rapid and significant changes in technology. While ITC believes that for the foreseeable future these changes will not materially hinder ITC's ability to acquire necessary technologies, the effect of technological changes on the business of ITC cannot be predicted. Thus, there can be no assurance that technological developments will not have a material adverse effect on ITC and AIRTECH.

Limited Prior Trading Market; Potential Volatility
--------------------------------------------------

     There has been a limited public market for the ITC Common Stock. There be any assurance that an active trading market for the ITC Common Stock will develop or be sustained after the date hereof. The market price of the shares of ITC Common Stock may be significantly affected by factors such as actual or anticipated fluctuations in ITC's operating results, new products or services or new contracts by ITC, it's competitors, legislative and regulatory developments, conditions and trends in the telecommunications industry, general market conditions and other factors. In addition, the stock market, from time to time, has experienced significant price and volume fluctuations that have particularly affected the market prices for the common stock of telecommunications, high technology and other companies that have often been unrelated to the operating performance of particular companies.

Shares Eligible for Future Sale; Dilution.
------------------------------------------

     ITC has a significant number of authorized, but unissued shares, which may be issued by the Board of Directors without shareholder approval. Should the Board of Directors issue any such shares in the public market it may have an adverse effect on the market price of the ITC Common Stock.

Lack of Dividend History
------------------------

     ITC has never declared or paid any cash dividends on the ITC Common Stock and does not expect to declare any such dividends in the foreseeable future.
Payment  of  any  future   dividends  will  depend  upon  earnings  and  capital
requirements of ITC. It's debt facilities and other factors the Board of Directors considers appropriate. ITC intends to retain its earnings, if any, to finance the development and expansion of its business and, therefore, does not anticipate paying any dividends in the foreseeable future. In addition, ITC anticipates entering into certain borrowing arrangements which will restrict its ability to pay dividends.

Government Regulation
---------------------

     The ability of ITC to provide IVDS services in the United States is subject to the rules and regulations, if any, promulgated by the FCC. At present there are only limited rules or regulations. However, there is no assurance that there will not be further rules and regulations forthcoming which are adverse to the interests of ITC.

Selling Shareholders
--------------------

     Steven Campus and Studiolink Corporation (a wholly of corporation of Steven Campus) are the sole selling shareholders. Neither Steven Campus nor any officer or director of Studiolink Corporation has held any office or position with the Registrant within the past three years. Studiolink was a lessor of studio equipment to the Registrant and was engaged in litigation concerning this relationship. 325,000 of the common shares registered hereunder were tranferred to Studiolink in settlement of that litigation. The remaining shares (execept for the warrant shares underlying warrants previously granted to Campus) were held by Studiolink as collateral under the terms of the equipment lease and had been previously transferred to Campus and Studiolink. Campus and Studiolink have no other position in the Registrant.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Results of Operations
---------------------

     ITC's operations fiscal year consisted of primarily of completion of its initial market testing of its Rebate TVTM television program in the Central Florida Market. Revenues for this period were $197,781. ITC has developed and operates a computer system and communications system to support its Rebate TVTM program on a national basis. The operation of these systems and the development of a national marketing program during this period resulted in operating expenses of $3,099,554 and a net loss from operations of $101,573. During this period ITC realized a gain of $311,500 from the sale of a 90% interest in its Charleston, South Carolina IVDS license. Development of ITC's computer system and communications link are substantially complete and now available for access on a national basis.

Material Changes in Operations and Financial Condition
------------------------------------------------------

     With the end of its initial market testing, ITC has changed its focus from program development and testing to market expansion. Operation of Rebate TVTM, although currently distributable and supportable on a national basis, requires that it be rolled out on a market by market basis. ITC faces a number of decisions as to whether to concentrate its resources on local markets supported by smaller vendors (such as Bedroom Land and Kobe Steak Houses) or to concentrate on multiple markets driven by regional and national advertisers (such as Airtran Airways and Cakes Across America). ITC is currently developing promotional programs to drive subscribers to either market but is concentrating on a single market approach to support each market with such programs as its School Organization Promotion (Rebate TVTM goes to School).

ITC has been subject to several delays in its expansion with the departure of Mr. Poe who was in charge of the market expansion effort including some additional delays in recovering company files and information from Mr. Poe. ITC is currently in pre-production of its new program and expects it to air within the fall of 1997. Also during this period, ITC withdrew from a production studio project in New Jersey due to substantial delays caused by both the real estate lessor and the studio equipment lessor. This decision by management was encouraged by substantial changes in post production equipment and software technology in the very short term which would have required additional capital expenditures by ITC.

The Company continues to produce Rebate TVTM in central Florida and has entered into a strategic relationship with Bottomline, Inc. of Atlanta, Georgia which will make available to ITC production and post production resources to meet requirements by the ITC as it expands into additional markets.

Liquidity and Capital Resources
-------------------------------

     During the fiscal year, ITC continued to fund operations and expansion through revenues and private sales of equity securities and debt. In fiscal year 1996, ITC received net cash from financing activities in the amount of $1,172,150. Although ITC does not have commitments for future funding, management believes that it can continue to raise additional capital for expansion of its markets though revenue and private sources.

In addition, ITC has agreed to issue $5,000,000 in Series M Preferred Stock (the "Series M Stock") on a private basis to accredited investors in the form of 200 units consisting of 25,000 shares of convertible preferred stock convertible into common at the rate of one share for one share of preferred and 25,000 warrants convertible into common stock at a price of $2.00 per share. The preference for this series is to a pro rata portion of 20% of the Gross Profits from the sales of the AIRTECH Model 950 Air Purification and Filtration System being developed as a Class II Medical Device for Medicare Recipients with Respiratory Conditions. This preference is for a period of three years from the date production begins. AIRTECH has agreed to assign a 25% interest in this revenue stream to ITC out of which this 20% will be set aside for this preference. The Series M Stock will be offered pursuant to Rule 506 of Regulation D of the Securities Act of 1933. Twenty-five percent (25%) of the net proceeds of the sale of the Series M Stock will be used for market expansion and distribution of the Rebate TVTM programming, and seventy-five percent (75%) of such net proceeds will be allocated for the development and distribution of the AIRTECH Model 950. ITC does not have an underwriter for this placement. Management expects that the sales of the Series M Stock will be completed, although there is no assurance that either it will be completed or that the funds will otherwise be available to fund the operations and expansion of the combined companies.

                        PRO-FORMA COMBINED BALANCE SHEETS
                                FEBRUARY 28, 1997
                                   (Unaudited)


                                            Historical
                                               ITC
                                               ---

ASSETS


Current Assets                               $206,627
Stock subscription receivable

Property and equipment
    net of depreciation                        96,289

Intellectual properties
   Net of amortization                      5,142,712(3)
Goodwill
Other Assets                                    1,866
                                            ---------
Total Assets                                5,447,494
                                            =========



LIABILITIES AND STOCKHOLDERS' EQUITY


Current Liabilities                        $  536,432
Long-term Liabilities                       1,299,573

Total Liabilities                           1,836,005
                                            ---------

Commitments and Contingencies (7)

Stockholders' Equity
   Paid in Capital                          9,614,244

Retained Earning (Deficit)                 (6,002,755)
                                           -----------
                                            3,611,489
                                           -----------
Total Liabilities and
   Stockholders' Equity                   $ 5,447,494
                                            ==========

                           STATEMENT OF OPERATIONS
                         For The Year and March 31, 1997
                                   (Unaudited)



                                        ITC
                                        ---
ASSETS

Net Revenues                       $ 197,804

Cost of Sales                             -
                                   ---------

Gross Income                         197,804

General and Administrative         1,356,397
                                   ---------

Net Income from Operations
   Before depreciation,
   Amortization and taxes         (1,158,593)

Depreciation
  and amortization                   721,088
                                    ---------

Net Income from Operations        (1,879,681)

Gain on Sale of
  Charleston License                 311,500
                                    ---------

Net Income before Income Taxes    (1,568,181)

Income Taxes                             -0-

Net Income                       $(1,568,181)
                                 ============

Primary earnings per share            $(0.13)

Diluted earnings per share

                                  THE REGISTRANT

Background.
-----------

Interactive Technologies Corporation, Inc. ("ITC") was incorporated in the state of Wyoming on August 8, 1991. At that time, ITC was engaged in the business of exploiting its rights under a license granted by CST Entertainment Imaging, Inc. ("CST"). Such license gave ITC the exclusive right to use CST's coloring process to convert to color black-and-white film and videotape, including black-and-white theatrical films and television programs produced for distribution in Europe. ITC also had exclusive right to use CST's technology to provide digital special visual effects for new film and video productions produced for distribution primarily in the European territory. ITC ceased this effort on October 18, 1995, when it exchanged the license in satisfaction of certain of its debt.

On October 20, 1995, ITC entered into an agreement to acquire assets of Syneractive, Inc. ("SI"), a Florida corporation. SI's assets included intellectual property consisting of a television production and the trade name Rebate TV. The assets also included license rights from the FCC to provide Interactive Video and Data Service ("IVDS") in the Charleston-North Charleston, South Carolina, and Melbourne-Titusville-Palm Bay, Florida metropolitan areas. In exchange for such assets, ITC issued 5,700,000 shares of common stock to Perry Douglas West, its current sole director and officer. In November 1996, ITC sold a 90% interest in the Charleston-North Charleston license.

Principal Products or Services and Their Markets.
-------------------------------------------------

     General. ITC develops and produces interactive television and interactive digital media programming for distribution on cable, by broadcast and direct satellite television, and over the Internet. ITC's principal interactive programming product is Rebate TV TM. The product allows a consumer to receive a cash rebate from ITC for purchases of products advertised on the Rebate TV TM television program by incorporating interactive media and computer data management. Rebate TVTM is designed to utilize existing communication technologies for consumer responses. It now uses the telephone and the Internet as return links. However, it is also designed to easily accommodate the emerging interactive television systems as they come into use, such as IVDS and Interactive Television (via fiber optic cable/telephone cable etc.)

     Beta Test. ITC conducted a beta test of Rebate TVTM from April 15, 1996, through December, 1996 (the "Test Period"). During the Test Period, Rebate TVTM aired 1/2 hour daily, seven days a week, on WIRB/Channel 56 in the central Florida market. That market serves a population of approximately 2,175,000.

During the Test Period, the television program was divided into 14 one minute retail information segments which were utilized by advertisers to provide information about their company and a brief description of the cash rebate offered to the consumer. The balance of the program consisted of information segments, rebate reviews and instructional segments. Retailers represented a broad spectrum of business including grocery chains, furniture stores, tire service stores, retail banks, restaurants, car dealers and various specialty businesses. ITC collected point-of-sale information from the vendors who participated during the Test Period, and processed that data along with Rebate TVTM customer call-in data. Rebates were credited to customer accounts as they were verified. ITC manages escrow accounts for retail vendors so that rebates are transferred to a general customer escrow fund as they are credited.

Consumers making a purchase of items of product or in dollar amounts which carried the rebate offered by a participating retailer (i.e. a $5 rebate on a purchase of $50 or more, or $10 rebate on the purchase of a brake package, etc.). By calling ITC's toll free telephone number, 1-888-REBATE, the consumer would be connected to ITC's computer data base, and could then register the Rebate TVTM number on the bottom of the receipt. At the end of the month, ITC sends a check to the Rebate TVTM customer for a total of all rebates processed during that month. These rebates are in addition to coupons or other promotional offers by the vendor. Rebate TVTM had approximately 4,000 subscribers by the end of the Test Period.

     Revenue Sources. ITC receives revenues of two types from Rebate TVTM. First, retail vendors will pay an initial production fee to ITC for the production of the information segment that becomes part of the television show. Then, the retail vendors will pay ITC a transaction fee based upon verified sales. The amount of the transaction fee will vary with the type of retailer and the frequency of purchase of its products. For instance, the transaction fee for a automobile sale is much higher than a grocery store because of the size and frequency of purchase.

Program Development.
--------------------

ITC's research and development efforts consumed the technical efforts of ITC from October 1995 through the airing of Rebate TVTM on April 15, 1996, and involved two basic areas: the television programming for the shows, and the data management and computer interface development efforts for the interaction with the retailers and the consumers. None of this expense will be borne directly by the retailers or the consumers, but will be recouped through profits as ITC expands its markets.

Development of Rebate TVTM basic programming by ITC has been done during the fiscal year with Century III at Universal Studios, Florida. Established in 1976, Century III has serviced a widely diverse client base with high production values utilizing the latest and finest in production and post-production hardware. This includes local, regional, national and international projects for all four broadcast television networks, national cable networks such as Nickelodeon and HBO, major independent producers, advertising agencies and major corporate and governmental organizations such as Digital Equipment Corporation, Harris Corporation, General Electric, NCR, AT&T, Kodak, Polaroid, Walt Disney World, Harcourt Brace Jovanovich, FPL Group, Westinghouse, McDonnell Douglas, Martin Marietta, Reebok, International and NASA. The creative director for Rebate TVTM is Michael Hamilton who has designed, directed and produced such television series as "Magnum P.I.", "Simon & Simon", "Wings" and "The Twilight Zone". His commercial experience includes such clients as CadillacTM, Texaco, Coca ColaTM, Heineken, American Airlines, Donna Karan, Elizabeth Arden, QVC, Business Technology Management and the Family Channel.

The computer development efforts related to Rebate TVTM were done at ITC's engineering offices in Melbourne, Florida, where the hardware and software designs and specifications were developed, tested and implemented during Fiscal Years 95/96 and 96/97, to: (i) manage the large amounts of data and transactions involved in collecting and verifying sales information from the Rebate TVTM retailers; (ii) calculate the rebates, record the credits, and issue the checks to the consumer; (iii) accommodate and record the telephone rebate requests, and
(iv) provide automated participation information to the public.

ITC looks to Rebate TVTM to attract its share of the communications industry end-user market which is estimated to be $189.3 billion by 1998. Interactive digital media is projected to remain the fastest growing category in the industry.

Internet  Access.
-----------------

ITC's Internet home pages for use with Rebate TVTM allow viewers to access the program's data base through the Internet. It allows them to view the status of their accounts, enter vendor rebate claims, and later will allow viewers to access a variety of products and services associated with Rebate TVTM which ITC expects to include. ITC's home page is located at http://www.REBATETV.com.

Network Operations.
-------------------

ITC intends to develop and produce its own television channel and to distribute its Rebate TVTM video programming in this format to customers. ITC's distribution plan currently provides for distribution of this programming started in the central Florida markets to expand from there. ITC's business plan calls for Rebate TVTM to expand into additional national markets. ITC expects to hire additional employees over the next 24 months to support the operation of this programming and to continue to develop and refine the programming as ITC adds markets for these services.

Interactive Video and Data Services.
------------------------------------

Federal Communications Commission Interactive Video and Data Services ("IVDS") radio station licenses in the Charleston-North Charleston, South Carolina, and Melbourne-Titusville-Palm Bay, Florida service areas represent an additional enhancement to ITC's programming distribution. These licenses have a duration of an initial five years, and are renewable if all conditions of the license are met. Such conditions include, among other requirements: that the license fee be paid quarterly, that 30%of the licensed area be built out within three years and that 50%of the licensed area be built out within five years of the date of the granting of the license. Pending the promulgation of regulations, ITC has obtained temporary waivers of certain of the build out requirements.

IVDS, a two way communications system, will allow viewers to take an active role in systems delivered through broadcast television, cable television, wireless cable, direct broadcast satellite or other future television delivery methods. IVDS is regulated as a personal radio service under the rules of the FCC which has allocated spectrum in the 218-219 MHZ range for its use. IVDS systems are designed to operate with a hand-held remote control device that controls the interactive set top device on the subscriber's television set. A viewer would interact with the TV station through a radio signal using an IVDS frequency.

ITC has sold 90% of its ownership of the Charleston-North Charleston license, and has reserved rights to provide programming to this license area when it is in operation.

ITC is reviewing alternative uses and equipment proposals for its Melbourne-Titusville-Palm Bay, Florida license and expects to proceed to install a system for the license. Although ITC will run its Rebate TVTM and other programs on its own service area systems, the programs it develops are intended for use on various interactive delivery systems and are not specific to Interactive Video and Data Services systems. They are marketed to all of these various delivery systems. For broadcast of Rebate TVTM programming ITC currently uses and plans to use standard video media distribution methods such as cable, broadcast stations, wireless cable and direct broadcast satellite. Although ITC has designed its programs to utilize an IVDS return link (a "return link" is the method by which data is sent from the consumer or viewer back to the originator of the program), they are also designed to accommodate other return links such as the telephone. ITC has purchased equipment and software to provide a telephone return link as an interim return link for its own license areas as well as other areas where it is providing programming, to be utilized where IVDS is not available; until the installation an operation of the IVDS equipment as a return link is completed as well as for use with non subscribers to IVDS.

Intellectual Content.
---------------------

ITC has developed a plan for the accumulation and sale of intellectual content. This content takes several forms, including completed television and video programming, both developed and produced by ITC and by third parties; property rights to written scripts and publications for the purpose of producing or having produced television or motion picture products; and program ideas, concepts and designs. In addition to the Rebate TVTM programs, ITC has filed and had accepted trademark applications with the United States Patent and Trademark Office for "Rebate TV", for "DEAL! DEALS! DEALS!" (a direct shopping program which ITC has produced), and "Television that pays you to shop".

ITC has in addition under this plan a number of projects under consideration and review. To date, revenue from these activities has been limited to the Rebate TVTM television program, and to a limited showing of its DEAL! DEALS! DEALS! program. There is associated with each of these shows and projects a lead time or advance period necessary for development and scheduling. In addition, ITC may elect to sell outright or resell any of these properties.

ITC acquired $1,040,800 in working capital during Fiscal Year 96/97, through loans and private stock sales. ITC believes that it can meet its cash requirements during the first quarter of the Fiscal Year 97/98 but expects to require additional funds over the next 12 months for the expansion and addition of markets for its product and for operations. Although ITC currently has no written commitments for additional funds, it believes that it can raise additional cash required from private sources. A $5 million offering is presently being structured in conjunction with AIRTECH. (See "MANAGEMENT'S DISCUSSION AND ANALYSIS - Liquidity and Capital Resources".)

ITC continually accumulates data in the operation of its Rebate TVTM, and examines this data with regard to indicated changes in its programming. ITC expects to continue research and development of its products based upon the collection of this data.

Competitive Conditions.
-----------------------

ITC is unaware of any direct competition with Rebate TVTM. However, there are other companies in the interactive television industry that have announced that they will provide programming to the interactive television marketplace. Many of these companies will be better capitalized than ITC and will be better positioned to take to take advantage of this emerging market. There is no assurance that ITC will secure a competitive position in such market or that its activities will result in profit to ITC.

FCC Licensing.
--------------

The ability of ITC to provide IVDS services in the United States is subject to the rules and regulations, if any, promulgated by the FCC. At present there are only limited rules or regulations. However, there is no assurance that there will not be rules and regulations forth coming which are adverse to the interests of ITC.

Acquisition of Airtech International Corporation.
-------------------------------------------------

The  Company  has  entered  into an  agreement  for the  acquisiton  of  Airtech
International Corporation of Dallas, Texas and has filed a registration statement under the Securities Act of 1933 on form S-4. The discussion below includes a discussion of both the Company's information and that of Airtech International Corporation which is incorporated by reference. This agreement calls for the Company to purchase all, but not less than 81%, of the issued and outstanding $0.0001 par value common stock of AIRTECH pursuant to a Stock Purchase Agreement, dated as of May 8, 1997. (Such Stock Purchase Agreement, as amended and restated as of August 1, 1997, the Stock Purchase Agreement) Pursuant to the Stock Purchase Agreement, each holder of the AIRTECH common stock (the AIRTECH Common Stock) which accepts ITC's purchase offer shall receive in exchange for such AIRTECH Common Stock: (i) his pro-rata percent of 8,000,000 shares of ITC's $.01 par value common shares; (ii) his pro-rata share of 8,850,000 shares of ITC's Convertible Preferred Shares (the ITC Preferred Shares), and his pro-rata share of $9,000,000 aggregate principal amount of ITC's Convertible 10% Debentures (the ITC Debentures). The remaining 21,707,142 shares of Common Stock being registered hereunder is being reserved by ITC against the conversion, if any, of the Convertible Preferred Shares and the ITC Debentures. Pursuant to the agreement, The Registrant has filed a Form S-4 registration statement covering these shares with the Securities and Exchange Commission.

Number of Persons Employed.
---------------------------

As of August 1, 1997, ITC had five employees, four of which are full-time.

Description of Properties.
--------------------------

ITC currently has executive and engineering offices at 102 South Harbor City Boulevard, Suite A, Melbourne, Florida; programming and media offices at Century III at Universal Studios, 2000 Universal Studios Plaza, Suite 100, Orlando, Florida. The Melbourne facility consists of 1,250 square feet of office and engineering space, and is leased for a term of one year, with automatic renewal for an additional 12 months unless either Landlord or Tenant is notified in writing by the other party at least 60 days prior to termination date. Monthly lease payments are $1,250.00 plus applicable Florida sales tax. ITC's Century III office at Universal Studios consists of approximately 250 square feet of office space and use of common areas. The cost of this space is included in invoicing for production work Century III is performing for ITC.

Legal Proceedings.
------------------

ITC is in litigation with LLB Realty, L.L.C. which has filed a claim alleging claims under an office lease agreement in Superior Court of New Jersey, Mercer County, Cause No. MER-L00 1535-97. ITC has asserted claims against LLB Realty,
L. L.C. for failure to perform under the conditions of the office lease agreement. Settlement negotiations have been ongoing and ITC expects this matter to be settled in a manner no unfavorable ITC. ITC is not as party to any other pending legal proceedings except for claims and lawsuits arising in the normal course of business. ITC does not believe that these claims or lawsuits will have a material effect on ITC's financial condition or results of operations

ITC Securities.
---------------

     Capital Stock. ITC is authorized to issue 70 million shares of capital stock, consisting of 50 million $0.01 par value common shares, and 20 million $1.00 par value preferred shares. As of August 1, 1997, there were issued and outstanding 13,284,309 shares of the ITC common stock. These shares have full voting rights. Of the common shares outstanding, 7,457,134 were restricted, of which 3,400,000 shares are acheduled to be cancelled upon the closing of the proposed transaction. There were no ITC preferred shares issued and outstanding as of August 1, 1997.

     Stock Options. ITC has not authorized and does not have outstanding any stock options to key employees.

     Convertible Debentures. Effective as of May 31, 1997, Exergon Capital S.A.,Laughlin Securities Limited, Crestridge Investments, Ltd. and Jayhead Investments Ltd. (collectively, the "Converting Debenture Holders" exercised their $1,050,000 principal amount of ITC's Convertible Debentures (the "May 1997 Debentures") in exchange for 1,144,444, aggregate number, of ITC's Common Stock. In connection with such conversion, the Converting Debenture Holders received the May 31 Warrants (defined below).

     May 31 Warrants. In connection with the conversion of the May 31 Debentures, the Converting Debenture Holders received warrants (the "May 31 Warrants") which are exercisable within five years from May 31, 1997, upon 30 days written notice and upon payment of the exercise price. The May 31 Warrants may be converted, in the aggregate, into 1,144,444 shares of ITC common stock as follows:

Debenture Holder                    No. Of Shares       Exercise Price
                                                           Per Share

Exergon Capital, S.A.                   333,333              $0.90
Laughlin Securities Limited             250,000              $0.90
Crestridge Investments Ltd.             250,000              $0.75
Jayhead Investments Ltd.                250,000              $1.00

     Shares to Consultants and Other Claimants. ITC has reserved 500,000 shares of ITC Common Stock for issuance to consultants in lieu of other compensation, and to other claimants.

     Warrants. ITC has issued warrants to George Clark, a current employee, and to a non-affiliate former employee in lieu of deferred compensation. Such warrants are exercisable within five years from the date of issuance at $0.75 per share.

     Market Information - Common Shares. ITC's common shares are traded on the National Association of Securities Dealers Automated Quotation Systems ("NASDAQ") SmallCap Market under the symbol "ITNL". ITC" common shares began trading on the NASDAQ exchange on April 30, 1996. High and low quotes for May 8, 1997, the day immediately preceding the announcement of the proposed acquisition of the shares of AIRTECH were 1 9/16 and 1 3/8.

High and low quotes for the last quarter of ITC's fiscal year when the shares began trading on NASDAQ were:

                                                      High             Low

         Fiscal Year 1997    4th Quarter             1 15/16          1 3/8
                             3rd Quarter             1 1/2            1 1/8
                             2nd Quarter             4                1 1/4
                             1st Quarter             5 1/4            4 1/4
         Fiscal Year 1996    4th Quarter             5                4 7/8

Prior to being traded on the NASDAQ exchange, the Company's common shares were traded in the "over-the-counter" or "Bulletin Board" market. The following quotes represent the quarterly high and low quotes available through the quarter ending December 29, 1995. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

                                                       High             Low
         Fiscal Year 1996
                    Quarter Ending 3/29/96            4 3/8            3 7/8
                    Quarter Ending 12/29/95           4                2 1/2


Prior to the quarter ending December 29, 1995 of ITC's 1996 Fiscal Year, and during the previous 1995 Fiscal Year, to the best of ITC's knowledge, no trading occurred in ITC's common stock.

     Other Market Information. To the best of ITC's knowledge, no trading occurred in ITC's preferred shares or ITC's debentures.

     Holders. As of August 1, 1997, there were approximately 950 record holders of ITC's Common Stock.

     Dividends. ITC has never paid any cash dividends on its Common Stock and has no present intent to pay any cash dividends in the foreseeable future. The declaration of cash dividends will depend on future earnings, if any, the financial needs of ITC, and other pertinent factors. Further, the declaration of dividends will be at the discretion of ITC's Board of Directors.

     Selected Financial Data. The selected financial data shown below for the year ended May 31, 1996 and the nine month period ended February 28, 1997 have been derived from, and is qualified by reference to, the Financial Statements of ITC and have been audited by Turner, Stone & Company, LLC, independent public accountants, except for the nine month period ended February 28, 1997 which are unaudited. The data set forth below are qualified by reference to, and should be read in conjunction with "Management's Discussion and Analysis.


                          Summary Financial Information
            (In thousands, except per share and other portfolio data)

                               February 28             Year ended May 31
                               -----------             -----------------

                           1997       1996          1995       1994         1993
                           ----       ----          ----       ----         ----


STATEMENT OF
OPERATIONAL DATA

Total Revenue             $ 198      $   57         $-0-       $-0-         $-0-
Net Loss                 (1,568)      ( 447)       ( 136)       -0-          -0-
Net Loss Per Share      (  0.13)      (0.05)       (0.02)       -0-          -0-


BALANCE SHEET DATA

Working Capital           ($330)    ($1,089)       ($665)       -0-          -0-

Total Assets             $5,447      $7,485         $11         -0-          -0-


     Changes In and Disagreements With Accountants. By unanimous consent of its Board of Directors on November 10, 1995, ITC engaged the accounting firm of Turner, Stone & Company of Dallas, Texas as independent accountants for ITC for the fiscal year beginning June 1, 1995, and voted to excuse the accounting firm of Lumsden & McCormick from further service to ITC after the completion of its work on the audit for ITC for the fiscal year ending May 31, 1995. During the previous two fiscal years ending May 31, 1995, there were no disagreements with Lumsden & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure or any reportable events.

Important Considerations Related to Forward-Looking Statements
--------------------------------------------------------------

It should be noted that this discussion contains forward looking statements which are subject to substantial risks and uncertainties. There are a number of factors which could cause actual results to differ materially from those anticipated by statements made herein. Such factors include, but are not limited to, changes in general economic conditions, the growth rate of the market for ITC's products and services, the timely availability and market acceptance of these products and services, the effect of competitive products and pricing, and the irregular pattern of revenues, as well as a number of other risk factors which could effect the future performance of ITC.

                             MANAGEMENT INFORMATION

Directors and Executive Officers
--------------------------------

     The following table sets forth, as of August 1, 1997, the name, age, position and biographical information of each executive officer and director and the term of office of each director of ITC.

Perry Douglas West, 50.
------------------------

     Mr. West joined ITC in October 1995, and is Chairman and Chief Executive Officer of ITC. Mr. West co-founded American Financial Network in July of 1985. Headquartered in Dallas, Texas, American Financial Network operated a national computerized mortgage loan origination network. Mr. West served as Executive Vice President/Director and General Counsel of this public company from 1985 to 1991. Mr. West has practiced law in Florida since 1974, representing various business institutions in the financial, computer, natural resources and general business industries and international transactions. He was graduated with a Bachelor of Arts degree from The Florida State University in 1968 and with a Juris Doctorate degree from The Florida State University, College of Law in 1974.

John Potter, 53.
------------------------

     Mr. Potter, President & Director of AIRTECH International Corp., began his business career with Xerox Corporation. He moved into the world of finance with Wells Fargo & Company, handling their national leasing division. Mr. Potter, was the founder of Alpha Leasing, which grew into one of the largest leasing companies in the Southwest. Mr. Potter co-founded Transworld Leasing Corporation, providing financing and marketing expertise to the medical, computer and corporate sector, prior to the formation and launch of AIRTECH . Prior to beginning his business career Mr. Potter was an officer in the US Army.

George C. Clark,  Ph.D., 59.
---------------------------

     Dr. Clark joined ITC in November 1995 as Director of Systems Development. He was previously a Senior Scientist in the Advanced Technology Department in the Electronics Systems Sector of Harris Corporation, headquartered in Melbourne, Florida from 1964 through 1994. During his tenure at Harris, Dr. Clark conducted advanced research and development in antennas, electronic communications systems, statistical communication theory, error correction coding, computer-aided design of electronic circuits and systems, object oriented programming methodologies, and modeling of transportation systems. He also served as Director of the Advanced Technology Department at Harris, co-authored a graduate level text book on error correction coding, spent two years as a Visiting Scientist at the MIT Laboratory for Computer Science, and taught many undergraduate courses in Electronic Engineering, Artificial
Intelligence and in Signal and Systems Theory. Dr. Clark holds a Bachelor of Science degree in Electrical Engineering from the Massachusetts Institute of Technology in 1959, a Masters Degree in Physics from the University of Miami in 1961 and a Ph.D. degree in Electrical Engineering from Purdue University in 1965.

     Dr. Clark managed the development of the computer software and hardware systems that form the infrastructure to the operations of Rebate TVTM, and his absence from ITC would have an initial adverse effect on operations.

Michael  Hamilton, 50.
----------------------

     Mr. Hamilton joined ITC in April 1996 as Executive Vice President, Production, in charge of all creative operations and new program development for ITC. Mr. Hamilton is an entertainment industry veteran, whose recent credits include developing a Movie of the Week for the ABC network, a feature in conjunction with Jason Alexander's Daeson Productions, and transactional programming for QVC. He also designed and directed such television series as Wings, Murder She Wrote, The Twilight Zone and Magnum P.I., with experience extending to commercial clients such as Donna Karan, CadillacTM and Coca-ColaTM. His absence from the Company would have an initial adverse effect on programming operations.

Term of Office
--------------

     Each director of ITC serves for a term of one year, and thereafter until his or her successor is elected at ITC's annual shareholder's meeting, and is qualified, subject to removal by ITC's shareholders. Each officer serves, at the pleasure of the Board of Directors, for a term of one year.

Executive Compensation
----------------------

     Perry Douglas West, Chairman and Chief Executive Officer of ITC has no employment agreement in force as of May 31, 1997, and receives no current compensation. Mr. West has agreed to defer compensation and compensation issues until a future date. Mr. West received $8,000 in miscellaneous compensation during fiscal year 1997.

     Robert J. Poe, a former Chief Operating Officer has an employment agreement with ITC effective November 1, 1995, with an initial term of ten years. He is to receive 5% of the gross profits from the operation of ITC's Rebate TVTM television programming, as well as other programming brought into ITC by Mr. Poe.

Transactions with and Indebtedness of Management and Others
-----------------------------------------------------------

     There were no material transactions or series of similar transactions, since the beginning of ITC's last fiscal year, or any currently proposed transactions, or series of similar transactions, to which ITC was or is to be a party, in which the amount involved exceeds $60,000 and in which any director or executive officer, or any security holder who is known to ITC to own of record or beneficially more than 5% of any class of ITC's common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

Involvement in Certain Legal Proceedings
----------------------------------------

     To the knowledge of management, during the past five years, no present or former director, executive officer, person nominated to become a director or an executive officer of ITC, promoter, or control person:

              (1) filed a petition under the federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association  of which he was an executive  officer at or within two years
       before  the  time  of  such  filing,   or  any  corporation  or  business
       association of which he was an executive officer at or within two years before the time of such filing;

              (2) was convicted in a criminal proceeding or named the subject of a pending criminal proceeding (excluding traffic violation and other minor offenses);

               (3) was the subject of any order, judgement or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting, the following activities: acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leveraged transaction merchant associated person of any of the foregoing, or as an investment advisor, underwriter, broker, or dealer in securities, or as an affiliate person, director, or employee of any investment company, or engaging in or continuing any conduct or practice in connection with such activity; (ii) engaging in any type of business practice; or (ii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

              (4) was the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending, or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under this item, or to be associated with persons engaged in any such activity;

              (5) was found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law, and the judgment in such civil action or finding by the Securities and Exchange Commission has not been subsequently reversed, suspended, or vacated; or

              (6) was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended, or vacated.


                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The following tables set forth as of August 1, 1997, the address, and the number of shares of ITC's Common Stock, par value $0.001 per share, held of record or beneficially by each person who held of record, or was known by ITC to own beneficially, more than 5% of the then 12,209,612 issued and outstanding shares of ITC' s Common Stock, and the name and share holdings of each director and of all officers and directors as a group:

       Security Ownership of Certain Beneficial Owners
                                                            As of August 1, 1997
                                                                           %of
             Class             Beneficial Owner           Amount          Class
             -----             ----------------           ------          -----

             Common            Perry Douglas West       5,700,000         48.54%


     Security Ownership of Management. The following table sets forth information with respect to the share ownership of Common Stock, par value $0.01, of ITC by its officers and directors, both individually and as a group, who are the beneficial owner of more than 5% of ITC's Common Shares.

--------------------------------------------------------------------------------
     (1)                   (2)                     (3)                 (4)
                    Name & Address            Nature of            Amount and
Title of Class  of Beneficial Owner 1   Beneficial Ownership 2  Percent of Class
--------------------------------------------------------------------------------

Common   Perry Douglas West                                     5,700,000  48.54
         1270 Orange Avenue
         Suite A
         Winter Park, FL 32789

         All Directors and Officers as a group                  5,700,000  48.78

NOTES:
     1. Each   person  has  sole voting and investment power with respect to the shares indicated as owned beneficially by each person.

     2. Except as other wise noted, all shares listed are owned both of record and beneficially.

                        INTERESTS OF EXPERTS AND COUNSEL

     No expert named in this prospectus as having prepared or certified any part of this prospectus, no person having prepared or certified a report or valuation for use in connection with this prospectus, and no counsel named in this prospectus as having rendered an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of such securities was employed for such purpose on a contingent basis, or at the time of such preparation, certification or opinion or at any time thereafter through the date of effectiveness of the registration statement had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries, or was an underwriter, voting trustee, director, officer, or employee.

                              CERTAIN LEGAL MATTERS

     Certain legal matters in connection with the shares of Common Stock which are the subject of this Prospectus will be passed upon by Perry West, Esq., officer, director and major shareholder of the Registrant.

                                     EXPERTS

     The consolidated financial statements and schedules of ITC, included in this Prospectus and elsewhere in the Registration Statement have been audited by Turner, Stone & Company, Dallas Texas, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm of experts in giving said reports.

                                 TRANSFER AGENT

     Interwest  Transfer  Company,  P.O. Box 17136,  Salt Lake City, Utah 84117,
Tele: 801-272-9294, Fax: 801-277-3147 will act as Transfer Agent for the ITC Common Stock. ITC will act as transfer agent for the ITC Debentures and the ITC Preferred Stock.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling ITC pursuant to the foregoing provisions, ITC has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                               DELAYING AMENDMENT

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a) may determine.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized in the City of Melbourne, State of Florida on September 19, 1997.



                                   Interactive Technologies Corp., Inc.,
                                   a Wyoming corporation



                                   /s/ Perry Douglas West
                                   -----------------------------------
                                   Perry Douglas West
                                   Chief Executive Officer and Director


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed by the following persons in the capacities and on the date indicated.





                                   /s/ Perry Douglas West
                                   ------------------------------------
                                   Perry Douglas West
                                   Chief Executive Officer and Director









































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